No.


PRUCO LIFE IN8URANCE COMPANY

A supplemental schedule to the application for a variable contract in which ______________________ is named as the proposed Insured.

I request that the face amounts of this contract be as shown:












   Date                           Signature of Applicant
                  ,19
   ------------------             ----------------------------------------------

PLI 309--89






                                     II-52